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                                                                     EXHIBIT 8.1

                                October 16, 2001


Consolidated Natural Gas Company
120 Tredegar Street
Richmond, VA  23219

Dominion CNG Capital Trups I
120 Tredegar Street
Richmond, VA  23219


                          Dominion CNG Capital Trust I
                         7.8% Trust Preferred Securities
              (Liquidation Amount $25 per Trust Preferred Security)

Ladies and Gentlemen:

          We have been requested, as your special tax counsel, to render federal tax advice in connection with the issuance by Consolidated Natural Gas Company (the "Company"), and Dominion CNG Capital Trust I ("Trust I") of 8,000,000 7.8% Trust Preferred Securities (Liquidation Amount $25 per Trust Preferred Security) and $200,000,000 principal amount of 7.8% Junior Subordinated Debentures, as described in the Company's Prospectus, dated January 4, 2001 (the "Prospectus") and Prospectus Supplement, dated October 16, 2001 (the "Prospectus Supplement"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

          We have reviewed the discussion set forth in the Prospectus Supplement under the heading "Material United States Federal Income Tax Consequences" and hereby advise you that we are of the opinion that under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Trust Preferred Securities, (i) the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company, (ii) Trust I will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation and (iii) such discussion constitutes an accurate summary of the matters discussed therein in all material respects.
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          In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to references to us under the heading "Legal Matters" in the Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                    Very truly yours,


                                    /s/ McGuireWoods LLP